EXHIBIT 10.1

SECOND AMENDMENT

TO REVOLVING CREDIT, TERM LOAN

AND SECURITY AGREEMENT

SECOND AMENDMENT, dated as of November 14, 2017 (this "Amendment"), to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among GEE GROUP INC., an Illinois corporation ("Holdings"), SCRIBE SOLUTIONS, INC., a Florida corporation ("Scribe"), AGILE RESOURCES, INC., a Georgia corporation ("Agile"), ACCESS DATA CONSULTING CORPORATION, a Colorado corporation ("Access"), TRIAD PERSONNEL SERVICES, INC., an Illinois corporation ("Triad Personnel"), TRIAD LOGISTICS, INC., an Ohio corporation ("Triad Logistics"), PALADIN CONSULTING, INC., a Texas corporation ("Paladin"), BMCH, INC., an Ohio corporation ("BMCH"), GEE GROUP PORTFOLIO INC., a Delaware corporation and the surviving corporation of the merger of SNI HOLDCO INC., a Delaware corporation, with and into GEE Group Portfolio Inc., a Delaware corporation ("SNI Holdings"), and SNI COMPANIES, a Delaware corporation ("SNI" and together with Holdings, Scribe, Agile, Access, Triad Personnel, Triad Logistics, Paladin, BMCH, SNI Holdings and each other Person joined thereto as a borrower from time to time, collectively, the "Borrowers" and each a "Borrower"), each Subsidiary of Holdings listed as a "Guarantor" on the signature pages thereto (together with each other Person joined thereto as a guarantor from time to time, collectively, the "Guarantors", and each a "Guarantor", and together with the Borrowers, collectively, the "Loan Parties" and each a "Loan Party"), the lenders which now are or which thereafter become a party thereto that make Revolving Advances thereunder (together with their respective successors and assigns, collectively, the "Revolving Lenders" and each a "Revolving Lender"), the lenders which now are or which thereafter become a party thereto that made or acquire an interest in the Term Loans (together with their respective successors and assigns, collectively, the "Term Loan Lenders" and each a "Term Loan Lender", and together with the Revolving Lenders, collectively, the "Lenders" and each a "Lender"), MGG INVESTMENT GROUP LP ("MGG"), as administrative agent for the Lenders (together with its successors and assigns, in such capacity, the "Administrative Agent"), as collateral agent for the Lenders (together with its successors and assigns, in such capacity, the "Collateral Agent"), and as term loan agent (together with its successors and assigns, in such capacity, the "Term Loan Agent" and together with the Administrative Agent and the Collateral Agent, each an "Agent" and, collectively, the "Agents").

WHEREAS, the Loan Parties, the Agents and the Lenders are parties to the Credit Agreement, pursuant to which the Lenders have made and may hereafter make certain loans and have provided and may hereafter provide certain other financial accommodations to the Borrowers;

WHEREAS, the Loan Parties have requested that the Agents and the Lenders amend certain terms and conditions of the Credit Agreement; and

WHEREAS, the Agents and the Lenders are willing to amend such terms and conditions of the Credit Agreement on the terms and conditions set forth herein.

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NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All terms used herein that are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2. Amendments.

(a) New Definitions. Section 1.2 of the Credit Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

(i) ""Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the Other Documents.

(ii) ""Amendment No. 2" shall mean the Second Amendment to Revolving Credit, Term Loan and Security Agreement, dated as of November 14, 2017, by and among the Loan Parties, the Agents and the Lenders."

(iii) ""Amendment No. 2 Effective Date" shall mean the 'Amendment No. 2 Effective Date' as set forth in Amendment No. 2."

(iv) ""Excluded DACA Entities" shall mean Scribe, Agile, Access, Triad Personnel, Triad Logistics, Paladin, BMCH and SNI."

(v) ""SNI Receipts" shall mean any cash received by Holdings or any of its Subsidiaries related to or arising out of Holdings' acquisition of the SNI Acquisition Assets that constitute one or more of the Extraordinary Receipts identified in clauses (c), (d), (f) and (g) of the definition thereof."

(vi) ""Specified Prepayment Obligation" shall have the meaning specified in Section 2.20(i) hereof."

(b) Deleted Definitions. Section 1.2 of the Credit Agreement is hereby amended by deleting "Depository Accounts" and "PNC" therefrom.

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(c) Existing Definitions. Section 1.2 of the Credit Agreement is hereby amended as follows:

(i) "Applicable Premium Trigger Event" is hereby amended by amending and restating clause (b) therein as follows:

"(b) any payment by any Loan Party of all, or any part, of the principal amount of the Term Loans for any reason (including, without limitation, any optional prepayment or mandatory prepayment (other than (x) scheduled payments under Section 2.3(c), (y) any mandatory prepayment under Section 2.20(b) or (z) any mandatory prepayment under Section 2.20(d) of Extraordinary Receipts that are not SNI Receipts) whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations;".

(ii) "Excluded Accounts" is hereby amended by (A) deleting the "and" at the end of clause (b), (B) inserting "and" at the end of clause (c) and (C) inserting a new clause (d) as follows:

"(d) deposit accounts into which there is deposited funds not exceeding $200,000 in the aggregate at any time outstanding for the purpose of securing Indebtedness described in clause (m) of the definition of Permitted Indebtedness."

(iii) "Permitted Encumbrances" is hereby amended by (A) retitling clause (dd) as clause (ee) and (B) inserting a new clause (dd) as follows:

"(dd) deposits and pledges of cash securing Indebtedness described in clause (m) of the definition of Permitted Indebtedness in an aggregate amount not to exceed $200,000 at any time."

(iv) "Permitted Indebtedness" is hereby amended by amending and restating clause (m) therein as follows:

"(m) Indebtedness incurred in respect of purchase cards (including so-called "procurement cards" or "P-cards") incurred in the Ordinary Course of Business;".

(v) The following definitions are hereby amended and restated in their entirety to read as follows:

(A) ""Applicable Margin" shall mean:

(a) for the period commencing on the Amendment No. 2 Effective Date up to and including May 31, 2018, (i) so long as the Senior Leverage Ratio is equal to or greater than 3.75 to 1.00, an amount equal to 9.75% for Advances consisting of Domestic Rate Loans and 10.75% for Advances consisting of LIBOR Rate Loans and (ii) so long as the Senior Leverage Ratio is less than 3.75 to 1.00, an amount equal to 9.00% for Advances consisting of Domestic Rate Loans and 10.00% for Advances consisting of LIBOR Rate Loans;

(b) for the period commencing on June 1, 2018 up to and including August 31, 2018, (i) so long as the Senior Leverage Ratio is equal to or greater than 4.00 to 1.00, an amount equal to 14.00% for Advances consisting of Domestic Rate Loans and 15.00% for Advances consisting of LIBOR Rate Loans and (ii) so long as the Senior Leverage Ratio is less than 4.00 to 1.00, an amount equal to 9.75% for Advances consisting of Domestic Rate Loans and 10.75% for Advances consisting of LIBOR Rate Loans; and

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(c) for the period commencing on September 1, 2018 through the remainder of the Term, (i) so long as the Senior Leverage Ratio is equal to or greater than 3.50 to 1.00, an amount equal to 14.00% for Advances consisting of Domestic Rate Loans and 15.00% for Advances consisting of LIBOR Rate Loans and (ii) so long as the Senior Leverage Ratio is less than 3.50 to 1.00, an amount equal to 9.00% for Advances consisting of Domestic Rate Loans and 10.00% for Advances consisting of LIBOR Rate Loans;

which Senior Leverage Ratio (in the case of clauses (a), (b) and (c) above) shall be calculated based on the financial results for the most recent trailing twelve month period for which monthly financial statements and a certificate of an Authorized Officer of Holdings are received by the Agents in accordance with Section 9.9 and Section 9.10 of the Credit Agreement. Any adjustment of the Applicable Margin will occur 2 Business Days after the date the Agents receive the applicable monthly financial statements and a certificate of an Authorized Officer of Holdings in accordance with Section 9.9 and Section 9.10 of the Credit Agreement. Notwithstanding the foregoing, in the event that any financial statement or certificate described in the preceding sentence is inaccurate and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin with respect to any Advance for any fiscal period, then the Applicable Margin for such fiscal period shall be adjusted retroactively (to the effective date of the determination of the Applicable Margin that was based upon the delivery of such inaccurate financial statement or certificate) to reflect the correct Applicable Margin, and the Borrowers shall promptly make payments to the Agents and the Lenders to reflect such adjustment. For the avoidance of doubt, the Applicable Margin effective as of the Amendment No. 2 Effective Date shall equal the amount specified in clause (a)(i) of this definition."

(B) ""Base Rate" shall mean the rate last quoted by The Wall Street Journal as the "Prime Rate" in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Base Rate shall be effective from and including the date such change is publicly announced as being effective."

(C) ""Blocked Account Bank" shall mean each bank set forth on Schedule 4.8(j)."

(D) ""Blocked Accounts" shall mean the bank accounts of each Loan Party maintained at one or more Blocked Account Banks set forth on Schedule 4.8(j)."

(E) ""Extraordinary Receipts" shall mean any cash received by Holdings or any of its Subsidiaries not in the Ordinary Course of Business (and not consisting of proceeds described in Section 2.20(a) or (c) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments and (g) any purchase price adjustment received in connection with any purchase agreement. For the avoidance of doubt, Extraordinary Receipts shall include any SNI Receipts."

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(F) "Federal Funds Open Rate" shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption "OPEN" (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (an "Alternate Source") (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "open" rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Loan Parties, effective on the date of any such change."

(G) ""Letter of Credit Sublimit" shall mean $0."

(H) ""Payment Office" shall mean the Administrative Agent's office located at MGG Investment Group LP, 888 7th Avenue, New York, New York 10106, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrowing Agent."

(I) ""Swing Loan Lender" shall mean MGG, in its capacity as lender of the Swing Loans."

(d) Section 2.2 (Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances). Section 2.2 is hereby amended as follows:

(i) The first sentence of Section 2.2(a) is hereby amended and restated in its entirety to read as follows:

"(a) Borrowing Agent on behalf of any Borrower may notify Administrative Agent prior to 12:00 p.m. on a Business Day of a Borrower’s request to incur, on the date that is no earlier than two (2) Business Days after the date on which such request is made, a Revolving Advance hereunder; provided that the Borrower may obtain no more than one Revolving Advance during any calendar week."

(ii) The first sentence of Section 2.2(b) is hereby amended and restated in its entirety to read as follows:

"(b) Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Administrative Agent written notice by no later than 12:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $250,000 and in integral multiples of $100,000 thereafter, and (iii) the duration of the first Interest Period therefor."

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(e) Section 2.20 (Mandatory and Voluntary Prepayments). Section 2.20 of the Credit Agreement is hereby amended as follows:

(i) Section 2.20(c) is hereby amended and restated in its entirety to read as follows:

"(c) In the event of any issuance or other incurrence of Indebtedness (other than Permitted Indebtedness) by any Loan Party or any of its Subsidiaries or the issuance of any Equity Interests by any Loan Party or any of its Subsidiaries, the Borrowers shall, no later than three (3) Business Days after the receipt by such Loan Party or such Subsidiary of (i) the Net Cash Proceeds from any such issuance or incurrence of Indebtedness or (ii) the Net Cash Proceeds of any issuance of Equity Interests (other than (A) after the satisfaction of the Specified Prepayment Obligation, the Net Cash Proceeds of Equity Interests issued for purposes of funding all or a portion of the purchase price of any Permitted Acquisition so long as 100% of the Net Cash Proceeds received in connection therewith are used to fund such purchase price and (B) after the application of any Net Cash Proceeds of Equity Interests in accordance with Section 2.20(e)(iii)(A), the next $5,000,000 of Net Cash Proceeds of Equity Interests issued on or before December 31, 2017 that are used to prepay Specified Subordinated Indebtedness in accordance with Section 7.17(b)), as applicable, prepay the Advances in an amount equal to (x) prior to the satisfaction of the Specified Prepayment Obligation, one hundred percent (100%) of such Net Cash Proceeds and (y) after the satisfaction of the Specified Prepayment Obligation, fifty percent (50%) of such Net Cash Proceeds."

(ii) Section 2.20(e)(ii) is hereby amended and restated in its entirety to read as follows:

"(ii) the proceeds of a sale or other disposition of Revolving Loan Priority Collateral described in Section 2.20(a) and the proceeds received by any Loan Party or any of its Subsidiaries in connection with any Extraordinary Receipts (other than any SNI Receipts that shall be applied in accordance with the second proviso of this clause (ii)) constituting Revolving Loan Priority Collateral (to the extent required to be prepaid pursuant to Section 2.20(d) hereof) shall be applied as follows: (x) first, to the Revolving Advances, the Swing Loans, and Letters of Credit (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b)); provided however that if no Default or Event of Default has occurred and is continuing, such prepayments shall not be applied to cash collateralize any Obligations related to outstanding Letters of Credit) in such order as Administrative Agent may determine, subject to Borrowers' ability to re-borrow Revolving Advances in accordance with the terms hereof, and (y) second, to the Term Loans against the remaining installments of principal of the Term Loans in the inverse order of maturity; provided further that, prior to the satisfaction of the Specified Prepayment Obligation, all SNI Receipts shall be applied in accordance with Section 2.20(i);".

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(iii) Section 2.20(e)(iii) is hereby amended and restated in its entirety to read as follows:

"(iii) the proceeds of any issuance or other incurrence of Indebtedness or issuance of Equity Interests by any Loan Party or any of its Subsidiaries described in Section 2.20(c) hereof shall be applied as follows: (A) to the extent such proceeds are received by any Loan Party or any of its Subsidiaries as a result of such Loan Party's issuance of Equity Interests in order to satisfy the Specified Prepayment Obligation, such proceeds shall be applied in accordance with Section 2.20(i) and (B) after the satisfaction of the Specified Prepayment Obligation, (x) first, to the Term Loans against the remaining installments of principal of the Term Loans in the inverse order of maturity, and (y) second, to the remaining Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b)); provided however that if no Default or Event of Default has occurred and is continuing, such prepayments shall not be applied to cash collateralize any Obligations related to outstanding Letters of Credit) in such order as Administrative Agent may determine, subject to Borrowers' ability to re-borrow Revolving Advances in accordance with the terms hereof;".

(iv) Section 2.20(e)(v) is hereby amended by amending and restating clause (3) therein in its entirety as follows:

"(3) such Net Cash Proceeds are deposited into a Blocked Account until used for such repair, replacement, reconstruction or purchase,".

(v) A new Section 2.20(i) shall be added to the Credit Agreement as follows:

"(i) Use commercially reasonable efforts to prepay, or cause to be prepaid, $10,000,000 in principal amount of Advances outstanding (the "Specified Prepayment Obligation"), which amount shall be applied to prepay the Term Loans in accordance with Section 2.20(f)."

(f) Section 2.23 (Payment of Obligations). Section 2.23 is hereby amended by deleting the phrase "or Depository Accounts" in clause (b) thereof.

(g) Section 3.15 (Second Amendment Fee). A new Section 3.15 shall be added to the Credit Agreement as follows:

"3.15 Second Amendment Fee. The Borrowers shall pay to the Administrative Agent for the account of the Lenders, in accordance with a written agreement among the Agents and the Lenders, an amendment fee equal to $364,140.63, which fee shall be deemed to be fully-earned on the Amendment No. 2 Effective Date and payable on the earlier of (a) June 30, 2018 and (b) the first date on which all of the Obligations are paid in full in cash and the Total Commitment of the Lenders is terminated."

(h) Section 4.8 (Receivables, Deposit Accounts and Securities Accounts). Section 4.8 of the Credit Agreement is hereby amended as follows:

(i) Section 4.8(d) is hereby amended by deleting the phrase "and/or Depository Accounts" in each instance where it appears therein.

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(ii) Section 4.8(h) is hereby amended and restated in its entirety as follows:

"(h) All proceeds of Collateral shall be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, by the Loan Parties into a Blocked Account. Within thirty (30) days of the Amendment No. 2 Effective Date, each applicable Loan Party, Collateral Agent and each Blocked Account Bank shall enter into a deposit account control agreement (a "Control Agreement") in form and substance satisfactory to Collateral Agent that is sufficient to give Collateral Agent "control" (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over each Blocked Account (other than Excluded Accounts and any accounts maintained by any Excluded DACA Entity; provided that the aggregate amount on deposit in all accounts maintained by the Excluded DACA Entities shall not exceed $2,000,000 at any time). Upon the terms and subject to the conditions set forth in each Control Agreement with respect to each Blocked Account, all amounts received in such Blocked Account shall, at the Collateral Agent's direction, be wired each Business Day into the Administrative Agent's Account, except that, so long as no Event of Default has occurred and is continuing, the Collateral Agent will not direct the Blocked Account Bank to transfer funds in such Blocked Account to the Administrative Agent's Account and such funds may be used by the Borrowers in accordance with the terms of this Agreement. All funds deposited in such Blocked Accounts shall immediately become subject to the security interest of Collateral Agent for its own benefit and the ratable benefit of Issuer, Lenders and all other holders of the Obligations, and Borrowing Agent shall use commercially reasonable efforts to obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Collateral Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Subject to Section 11.5 hereof, Administrative Agent shall apply all funds received by it from the Blocked Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in such order as Administrative Agent shall determine in its sole discretion; provided that, in the absence of any Event of Default, Administrative Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances."

(iii) Section 4.8(j) is hereby amended by deleting the phrase "and Depository Accounts" in the parenthetical contained in the first sentence therein.

(i) Section 6.5(a) (Fixed Charge Coverage Ratio). Section 6.5(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

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"(a) Fixed Charge Coverage Ratio. Cause to be maintained as of the last day of each fiscal quarter, a Fixed Charge Coverage Ratio for Holdings and its Subsidiaries on a Consolidated Basis of not less than the amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio
For the fiscal quarter ending December 31, 2017	1.25 to 1.00
For the two (2) fiscal quarters ending March 31, 2018	1.25 to 1.00
For the three (3) fiscal quarters ending June 30, 2018	1.25 to 1.00
For the four (4) fiscal quarters ending September 30, 2018 and for each four (4) fiscal quarter period ending thereafter	1.25 to 1.00"

(j) Section 6.5(b) (Minimum EBITDA). Section 6.5(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

"(b) Minimum EBITDA. Cause to be maintained as of the last day of each fiscal quarter, EBITDA for Holdings and its Subsidiaries on a Consolidated Basis of not less than the amount set forth below opposite such fiscal quarter, in each case, measured on a trailing four (4) quarter basis:

Fiscal Quarter Ending	EBITDA
December 31, 2017	$11,000,000
March 31, 2018	$11,000,000
June 30, 2018	$12,250,000
September 30, 2018	$13,250,000
December 31, 2018 and each fiscal quarter ending thereafter	$14,000,000"

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(k) Section 6.5(c) (Senior Leverage Ratio). Section 6.5(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

"(c) Senior Leverage Ratio. Cause to be maintained as of the last day of each fiscal quarter, a Senior Leverage Ratio for Holdings and its Subsidiaries on a Consolidated Basis of not greater than the amount set forth below opposite such fiscal quarter, in each case, measured on a trailing four (4) quarter basis:

Fiscal Quarter Ending	Senior Leverage Ratio
December 31, 2017	5.25 to 1.00
March 31, 2018	5.25 to 1.00
June 30, 2018	4.25 to 1.00
September 30, 2018	4.00 to 1.00
December 31, 2018	3.50 to 1.00
March 31, 2019	3.00 to 1.00
June 30, 2019	2.75 to 1.00
September 30, 2019	2.75 to 1.00
December 31, 2019 and each fiscal quarter ending thereafter	2.50 to 1.00"

(l) Section 6.17(b) (Blocked Accounts). Section 6.17(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

"(b) [Reserved]."

(m) Section 8.1(i) (Blocked Accounts). Section 8.1(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

"(i) [Reserved];".

(n) Section 16.6 (Notice). The second paragraph of Section 16.6 of the Credit Agreement is hereby amended as follows:

(i) Clause (i) is hereby amended and restated in its entirety as follows:

"(i) [Reserved]."

(ii) The lead-in to clause (ii) is hereby amended and restated in its entirety as follows:

"(ii) If to Administrative Agent, Collateral Agent, Term Loan Agent, Issuer, Swing Loan Lender, any Revolving Lender or any Term Loan Lender, to:".

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(o) Schedules to Credit Agreement. (i) Schedule 1.1 to the Credit Agreement is hereby amended and restated and replaced in its entirety with the Schedule attached as Annex I hereto and (ii) Schedule 4.8(j) to the Credit Agreement is hereby amended and restated and replaced in its entirety with the Schedule attached as Annex II hereto.

3. Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

(a) Representations and Warranties; No Event of Default. (i) The representations and warranties herein, in the Credit Agreement and in each Other Document, certificate or other writing delivered by or on behalf of the Loan Parties to any Agent or any Lender pursuant to the Credit Agreement or any Other Document on or prior to the Amendment No. 2 Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applied to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Amendment No. 2 Effective Date as though made on and as of such date (unless such representations or warranties are stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applied to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), other than (A) the representations and warranties contained in Section 5.5(a) and (b) of the Credit Agreement to the extent that the Pro Forma Balance Sheet and the Projections were prepared in part based on representations and warranties made by the Acquired Companies and/or the SNIH Stockholders (as each such term is defined in the SNI Acquisition Documents) in respect of the balance sheet and the cash flow and balance sheet projections of the Acquired Companies that were not true and correct in all material respects as of the Closing Date and (B) the representations and warranties contained in Section 5.19 of the Credit Agreement that there has been no breach of any material term or condition of the SNI Acquisition Documents to the extent that any representations and warranties made by the Acquired Companies and/or the SNIH Stockholders were not true and correct in all material respects as of the Closing Date, and (ii) no Default or Event of Default has occurred and is continuing as of the Amendment No. 2 Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, or limited liability company duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to execute this Amendment and deliver each Other Document to which it is a party, and to consummate the transactions contemplated hereby and by the Credit Agreement, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

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(c) Authorization, Etc. The execution, delivery and performance of this Amendment by the Loan Parties, and the performance of the Credit Agreement, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Organizational Documents, (B) any material law or regulation, or any judgment, order or decree of any Governmental Body or (C) any Material Contract binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Other Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(d) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Body is required in connection with the due execution, delivery and performance by any Loan Party of this Amendment or any Other Document to which it is or will be a party.

(e) Enforceability. This Amendment is, and each Other Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by principles of equity.

4. Conditions to Effectiveness. This Amendment shall become effective only upon satisfaction in full, in a manner satisfactory to the Agents, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being hereinafter referred to as the "Amendment No. 2 Effective Date"):

(a) Payment of Fees, Etc. The Borrowers shall have paid, on or before the Amendment No. 2 Effective Date, all fees (including the fees of Schulte Roth & Zabel LLP, counsel to the Agents and the Lenders), costs, expenses and taxes then payable pursuant to Article III and Section 16.09 of the Credit Agreement.

(b) Representations and Warranties. The representations and warranties contained in this Amendment, the Credit Agreement and in each Other Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Amendment No. 2 Effective Date as though made on and as of such date, (i) except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) other than (A) the representations and warranties contained in Section 5.5(a) and (b) of the Credit Agreement to the extent that the Pro Forma Balance Sheet and the Projections were prepared in part based on representations and warranties made by the Acquired Companies and/or the SNIH Stockholders (as each such term is defined in the SNI Acquisition Documents) in respect of the balance sheet and the cash flow and balance sheet projections of the Acquired Companies that were not true and correct in all material respects as of the Closing Date and (B) the representations and warranties contained in Section 5.19 of the Credit Agreement that there has been no breach of any material term or condition of the SNI Acquisition Documents to the extent that any representations and warranties made by the Acquired Companies and/or the SNIH Stockholders were not true and correct in all material respects as of the Closing Date.

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(c) No Default; Event of Default. No Default or Event of Default shall have occurred and be continuing on the Amendment No. 2 Effective Date or result from this Amendment becoming effective in accordance with its terms.

(d) Delivery of Documents. The Agents shall have received on or before the Amendment No. 2 Effective Date this Amendment, duly executed by the Loan Parties, each Agent and each Lender.

(e) Material Adverse Effect. The Agents shall have determined, in their reasonable judgment, that no event or development shall have occurred since June 30, 2017, which could reasonably be expected to have a Material Adverse Effect.

(f) Liens; Priority. The Agents shall be satisfied that the Collateral Agent has been granted, and holds, for the benefit of the Agents and the Lenders, a perfected, first priority Lien on and security interest in all of the Collateral, subject only to Permitted Encumbrances, to the extent such Liens and security interests are required pursuant to the Credit Agreement and the Other Documents to be granted or perfected on or before the Amendment No. 2 Effective Date.

(g) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Body or other Person required in connection with the Credit Agreement and any Other Document or the transactions contemplated thereby or the conduct of the Loan Parties' business shall have been obtained or made and shall be in full force and effect. There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Body which (i) relates to the Credit Agreement and the Other Documents or the transactions contemplated thereby or (ii) could reasonably be expected to have a Material Adverse Effect.

5. Continued Effectiveness of the Credit Agreement and Other Documents. Each Loan Party hereby (i) acknowledges and consents to this Amendment, (ii) confirms and agrees that the Credit Agreement and each Other Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Amendment No. 2 Effective Date all references in any such Other Document to "the Credit Agreement", the "Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended or modified by this Amendment, and (iii) confirms and agrees that to the extent that any such Other Document purports to assign or pledge to the Collateral Agent for the benefit of the Agents and the Lenders, or to grant to the Collateral Agent for the benefit of the Agents and the Lenders a security interest in or Lien on, any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Credit Agreement (as amended hereby) and the Other Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects. This Amendment does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties' obligations to repay the Loans in accordance with the terms of Credit Agreement, or the obligations of the Loan Parties under any Other Document to which they are a party, all of which obligations shall remain in full force and effect. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agents or any Lender under the Credit Agreement or any Other Document, nor constitute a waiver of any provision of the Credit Agreement or any Other Document.

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6. No Novation. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby.

7. No Representations by Agents or Lenders. Each Loan Party hereby acknowledges that it has not relied on any representation, written or oral, express or implied, by any Agent or any Lender, other than those expressly contained herein, in entering into this Amendment.

8. Release.

(a) Each Loan Party hereby acknowledges and agrees that: (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) under the Credit Agreement and the Other Documents and (b) each Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to such Loan Party and its Affiliates under the Credit Agreement and the Other Documents. Notwithstanding the foregoing, the Agents and the Lenders wish (and each Loan Party agrees) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents' and the Lenders' rights, interests, security and/or remedies under the Credit Agreement and the Other Documents. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the "Releasors") does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the "Released Parties") from any and all debts, claims, obligations, damages, costs, attorneys' fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Amendment No. 2 Effective Date and arising out of, connected with or related in any way to this Amendment, the Credit Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of each Loan Party, or the making of any Loans, or the management of such Loans or the Collateral, in each case, on or prior to the Amendment No. 2 Effective Date.

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(b) As to each and every claim released hereunder, each Loan Party hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of each provision of applicable federal or state law (including without limitation the laws of the state of New York), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

(c) Each Loan Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(d) Each Loan Party, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of the Released Parties above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) the Released Parties on the basis of any claim released, remised and discharged by such Person pursuant to this Section 9. Each Loan Party further agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the Other Documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of Collateral Agent's Lien on any item of Collateral under the Credit Agreement or the Other Documents. If any Loan Party or any of its respective successors, assigns, or officers, directors, employees, agents and attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as the Released Parties may sustain as a result of such violation, all reasonable attorneys' fees and costs incurred by the Released Parties as a result of such violation.

9. Further Assurances. The Loan Parties shall execute any and all further documents, agreements and instruments, and take all further actions, as may be required under Applicable Law or as any Agent may reasonably request, in order to effect the purposes of this Amendment.

10. Miscellaneous.

(a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

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(b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d) Each Loan Party hereby acknowledges and agrees that this Amendment constitutes an "Other Document" under the Credit Agreement. Accordingly, it shall be an immediate Event of Default under the Credit Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Amendment shall have been incorrect in any respect when made or deemed made, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(e) Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof.

BORROWERS:	GEE GROUP INC. By: ________________________ Name: Title:

SCRIBE SOLUTIONS INC. By: ________________________ Name: Title:

AGILE RESOURCES, INC. By: ________________________ Name: Title:

ACCESS DATA CONSULTING CORPORATION By: ________________________ Name: Title:

TRIAD PERSONNEL SERVICES, INC. By: ________________________ Name: Title:

TRIAD LOGISTICS, INC. By: ________________________ Name: Title:

PALADIN CONSULTING, INC. By: ________________________ Name: Title:

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BMCH, INC. By: ________________________ Name: Title:

GEE GROUP PORTFOLIO INC. By: ________________________ Name: Title:

SNI COMPANIES By: ________________________ Name: Title:

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AGENTS:	MGG INVESTMENT GROUP LP, as Administrative Agent, Collateral Agent and Term Loan Agent By: MGG GP LLC, its general partner

By: __________________________ Name: Title:

LENDERS:	MGG SPECIALTY FINANCE FUND LP, as a Term Loan Lender and a Revolving Lender By: MGG Investment Group GP LLC By: ___________________________ Name: Title:

MGG FUNDING II, LLC, as a

Term Loan Lender

By: MGG Investment Group GP LLC

By: ___________________________

Name:

Title:

MGG SF DRAWDOWN UNLEVERED FUND LP, as a Term Loan Lender

By: MGG Investment Group GP LLC, its general partner

By: __________________________

Name:

Title:

MGG SF EVERGREEN UNLEVERED FUND LP, as a Term Loan Lender

By: MGG Investment Group GP LLC, its general partner

By: __________________________

Name:

Title:

MGG SF EVERGREEN MASTER FUND (CAYMAN) LP, as a Term Loan Lender

By: MGG Investment Group GP LLC, its general partner

By: __________________________

Name:

Title:

MGG SF DRAWDOWN MASTER FUND (CAYMAN) LP, as a Term Loan Lender

By: MGG Investment Group GP II LLC, its general partner

By: __________________________

Name:

Title:

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Annex I

Schedule 1.1

Commitments

Lender	Revolving Commitment Amount	Revolving Loan Commitment Percentage	Term Loan Commitment Amount	Term Loan Commitment Percentage	Total Commitment Amount	Total Commitment Percentage
MGG Specialty Finance Fund LP	$25,000,000	100%	$7,500,000	15.385%	$32,500,000	44.068%
MGG Funding II, LLC	$0	0%	$20,687,415	42.436%	$20,687,415	28.051%
MGG SF Drawdown Unlevered Fund LP	$0	0%	$5,825,504	11.950%	$5,825,504	7.899%
MGG SF Evergreen Unlevered Fund LP	$0	0%	$5,282,986	10.837%	$5,282,986	7.163%
MGG SF Evergreen Master Fund (Cayman) LP	$0	0%	$3,873,982	7.947%	$3,873,982	5.253%
MGG SF Drawdown Master Fund (Cayman) LP	$0	0%	$5,580,113	11.446%	$5,580,113	7.566%
Total	$25,000,000	100%	$48,750,000	100.000%	$73,750,000	100.000%

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Annex II

Deposit and Investment Accounts

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